EXHIBIT 3.3
                            PRIME GROUP REALTY TRUST

                             ARTICLES SUPPLEMENTARY

     Prime Group Realty Trust, a Maryland real estate investment trust (the "Trust"), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland pursuant to Section 8-203(b) of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland that:

     FIRST: Under a power set forth in Section 3.5 of the declaration of trust of the Trust (the "Declaration of Trust"), the Board of Trustees of the Trust by resolution duly adopted at a meeting of the Board of Trustees held on December 17, 1998, reclassified 600,000 unissued shares of the Trust's 9% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, as authorized but unissued preferred shares of beneficial interest, par value $0.01 per share.

     SECOND: The reclassification of authorized but unissued shares of beneficial interest as set forth in these Articles Supplementary does not increase the authorized capital of the Trust or the aggregate par value thereof.

     THIRD: These Articles Supplementary have been approved by the Board of Trustees of the Trust in the manner prescribed by the Declaration of Trust and Maryland law.

     IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed in its name and on its behalf on this 29th day of December, 1998, by its Executive Vice President and Chief Financial Officer and to be attested by its Secretary, and the Executive Vice President and Chief Financial Officer of the Trust acknowledges that these Articles Supplementary are the act of the Trust and that, to the best of his knowledge, information and belief and under penalties for perjury, all matters and facts set forth herein with respect to authorization and approval are true in all material respects.

ATTEST:                                          PRIME GROUP REALTY TRUST

/s/ James F. Hoffman                             By: /s/ William M. Karnes(SEAL)
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James F. Hoffman                                    William M. Karnes
Secretary                                           Executive Vice President and
                                                    Chief Financial Officer